UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 4, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  Regulation FD Disclosure

Experience Art and Design –Update.

The current share structure of EXAD is as follows:

325 million shares of Authorized Common stock

324,909,600 million shares of Outstanding Common stock

Exhibit 99.1 shows combined revenue projections for the next 3 years.

For the 6 months ending June 30, 2017, the combined revenue of the two incoming companies was over $1,000,000 with net income of over $250,000.

Based on the 3-year projections, the combined companies will have increased revenue to over $3.3 million in year 3, with pretax income in excess of $650,000.  The projections assume modest yearly increases in sales, furthermore, the projections do not reflect the anticipated benefits from cross marketing between the two company’s; nor do they take into consideration the introduction of new products and expanding sales territories.

The sales from both companies are predominantly concentrated from North Carolina down through the Florida Keys, up the west of Florida, and around to the gulf into Texas.  New market opportunities are being explored in the US Pacific coast and Hawaii; as well as international markets.

The future plan is to continue growing the Performance Wear market and market share; as well as expand and diversify the product lines for both companies.  Additional mergers and acquisitions in same and complimenting spaces are being considered closely for the future.

To this end, the Company has been researching the medical uniform market; our CEO has met with and is negotiating a purchase price and terms, for a unnamed company that is currently generating revenues of approximately $2 million.  The medical uniform market has great potential for future growth, as the health care market continues to grow with the aging population.

Through the M&A process, the Company could add as much as $5 million in annual revenue, by venturing into the medical uniform business.  The additional business would make use and be operated within of the same production and management facilities as the Performance Wear businesses.  This addition would also provide the existing businesses with custom embroidery capabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.
DATE: August 4, 2017	/s/Eugene Caiazzo
Eugene Caiazzo
Chief Executive Officer